Exhibit 10.1
Marlin Business Services Corp.
Compensation Policy for Non-Employee Independent Directors
Non-Employee Independent Directors of Marlin Business Services Corp. (the “Company”) are eligible to receive compensation for their time and service participating on the Company’s Board of Directors and Committees.

•	A one-time initial option grant of 5,000 shares will be made to each Non-Employee Independent Director upon such Director’s first-time election/appointment to the Company’s Board of Directors.[1]

•	Each Non-Employee Independent Director will receive the following annual compensation for their Board and Committee memberships:
•	Annual retainer[2] — $100,000 for Chairman of the Board and $30,000 for each other Non-Employee Independent Director

•	Restricted stock grant yielding a present value of $41,000 for Chairman of the Board and $36,000 for each other Non-Employee Independent Director[3]

•	The Committee Chairmen will also be paid the following amounts each year [4]:

•	Audit Committee Chairman	$10,000
•	Compensation Committee Chairman	$4,000
•	Nominating/Governance Committee Chairman	$2,000
•	Non-Employee Independent Director ownership requirement:
•
Each Non-Employee Independent Director shall be required to own 2,500 shares of Company stock (or 7,500 shares if serving as Chairman of the Board). Restricted shares do not count toward the ownership requirement.

[1]	These options will have a seven year term and will vest pro-rata over four years from the grant date (one-quarter of the total grant per year).

[2]	This retainer shall be paid in quarterly installments.

[3]	Restricted stock grants will vest at the earlier of (a) seven years from the grant gate and (b) six months following the Non-Employee Independent Director’s termination of Board service.

[4]	These fees shall be paid in quarterly installments